Exhibit 5.2

[LETTERHEAD OF VEDDER PRICE P.C.]

July 2, 2009

United Air Lines, Inc.

UAL Corporation

77 West Wacker Drive

Chicago, Illinois 60601

Re:	United Air Lines, Inc. - $175,000,000 Aggregate Principal Amount of 12.75% Senior Secured Notes Due 2012

Ladies and Gentlemen:

We are acting as special counsel for United Air Lines, Inc., a Delaware corporation (“United”), and UAL Corporation, a Delaware corporation (“UAL”), in connection with the issuance by United of $175,000,000 aggregate principal amount of its 12.75% Senior Secured Notes due 2012 (the “Notes”) pursuant to the Indenture dated as of July 2, 2009 (the “Indenture”) among United and Wells Fargo Bank Northwest, National Association, as Trustee (the “Trustee”), and the related guarantee of the Notes by UAL (the “Guarantee”). The offer and sale of the Notes have been registered pursuant to a shelf Registration Statement on Form S-3, File No. 333-155794 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus dated December 1, 2008 describing the Notes and Guarantee (the “Base Prospectus”), which Base Prospectus has been supplemented by a prospectus supplement dated June 26, 2009 (the “Prospectus Supplement,” the Base Prospectus, as so supplemented being referred to as the “Prospectus”). United and UAL have entered into an Underwriting Agreement dated June 26, 2009 (the “Underwriting Agreement”) with Goldman, Sachs & Co. and Citigroup Global Markets Inc. pursuant to which the Notes will be sold. Copies of each of the Indenture, the Guarantee and the Underwriting Agreement have been filed by United and UAL with the SEC on Form 8-K. We have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee.

In connection with the opinions expressed below, we have examined originals, or copies identified to our satisfaction, of such agreements, documents and certificates of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. We have also examined (i) the Restated Certificate of Incorporation of United, as currently in effect, (ii) the Amended and Restated By-laws of United, as currently in effect, (iii) the Restated Certificate of Incorporation of UAL, (iv) the Amended and Restated Bylaws of

United Air Lines, Inc.

UAL Corporation

July 2, 2009

UAL, (v) the Indenture, and (vi) the Guarantee. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based on the foregoing, it is our opinion that:

1. Each of United and UAL is validly existing as a corporation in good standing under the laws of the State of Delaware.

2. United has the corporate power and authority to execute, deliver and perform its obligations under the Indenture.

3. UAL has the corporate power and authority to execute, deliver and perform its obligations under the Guarantee.

4. With respect to the Notes, when (a) the Indenture shall have been duly authorized by all necessary corporate action of the Trustee, (b) the Indenture shall have been duly executed and delivered by United and the Trustee, and (c) the Notes shall have been duly executed, authenticated, issued and delivered by United and the Trustee and issued, sold and paid for as contemplated by each of the Registration Statement, the Prospectus, the Indenture and the Underwriting Agreement, (i) the Indenture will constitute a valid and legally binding obligation of United, enforceable against United in accordance with its terms, and (ii) the Notes will constitute valid and legally binding obligations of United, enforceable against United in accordance with their terms.

5. With respect to the Guarantee, upon payment of the consideration therefore provided for in the Underwriting Agreement, the Guarantee will constitute a valid and legally binding obligation of UAL, enforceable against UAL in accordance with its terms.

Insofar as the foregoing opinions relate to the enforceability of any instrument, such enforceability is subject to (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, rehabilitation, moratorium, marshaling and other laws affecting the enforcement generally of creditors’ rights and remedies, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), applicable law relating to fiduciary duties, and judicial imposition of an implied covenant of good faith and fair dealing. No opinion is given herein as to the availability of specific performance or equitable relief of any kind.

In giving the foregoing opinion, we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the corporate

United Air Lines, Inc.

UAL Corporation

July 2, 2009

law of the State of Delaware and the federal law of the United States of America, in each case as in effect on the date hereof, except that we express no opinion with respect to (i) the laws, regulations or ordinances of any county, town or municipality or governmental subdivision or agency thereof, (ii) state securities or blue sky laws, or (iii) federal securities laws, including, without limitation, the Securities Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ VEDDER PRICE P.C.

VEDDER PRICE P.C.